Exhibit 10.6C

THIRD AMENDMENT to LEASE AGREEMENT DATED

DECEMBER 31, 2001

[Canopy Properties, Inc. / Altiris, Inc.]

This THIRD AMENDMENT is entered into as of the twentieth (20th) day of May, 2003 between Canopy Properties, Inc. (“Landlord”) and Altiris, Inc. (“Tenant”).

Whereas Landlord and Tenant entered into a Lease dated December 31, 2001, first amended 12 September 2002, and again 31 March 2003 for the purpose of increasing the premises, Landlord and Tenant hereby agree to further amend the Lease as follows:

1.1 Effective May 21, 2003, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord approximately 250 rentable square feet of additional space (Additional Premises, Phase 1A) identified as Suite 220, situated on the second floor of the Canopy Building III, located at 588 West 400 South, Lindon, Utah, bringing the approximate total lease space to 55,286 rentable square feet.

1.2 These Additional Premises, Phase 1A, shall be leased at the rate of $400 per month, operating expenses as outlined in Paragraph 29 of the Lease included.

1.3 Upon this effective date, the total annual rent for the Premises shall be increased by $4,800.00 to $1,038,946.73, for a net monthly increase of $400.00.

1.4 Tenant’s percentage share of operating cost at this effective date will be increased from 62.45% to 62.74%.

All other terms, conditions and provisions of said Lease, including the ending date of the initial term of the Lease, shall remain in full force and effect.

LANDLORD: CANOPY PROPERTIES, INC.		TENANT: ALTIRIS, INC.

By:	/s/ BOYD WORTHINGTON	By:	/s/ STEPHEN C. ERICKSON
Its:	VP, Real Estate Development	It’s:	VP & Chief Financial Officer